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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                           Inhale Therapeutic Systems
                           --------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                   0004571911
                                   ----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  2  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates V, Limited Partnership                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,410 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  3  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners V, Limited Partnership                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,410 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  4  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA ONSET Partners, Limited Partnership                            |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,410 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  5  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Cornelius C. Bond, Jr.                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,353,455 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,353,455 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,353,455 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  6  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 302 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 302 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,712 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  7  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy L. Dorman                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 143 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 143 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,553 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  8  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  C. Richard Kramlich                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 2,084 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 2,084 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,890,494 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page  9  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 425 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 425 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,835 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page 10  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas C. McConnell                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 303 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 303 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,713 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 0004571911   |           13G            |   Page 11  of  23  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 274 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,888,410 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 274 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,888,410 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,888,684 shares                                                    |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).     Name of Issuer: Inhale Therapeutic Systems.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               1001 East Meadow Circle, Palo Alto, California 94303.

Item 2(a).     Names of Persons Filing: New Enterprise Associates V,
               Limited Partnership ("NEA V"), NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, NEA ONSET Partners, Limited Partnership ("ONSET Partners") and Cornelius J. Bond, Jr. ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). Bonsal, Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of NEA Partners V. Bond, Bonsal, Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of ONSET Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               The address of the principal business office of NEA V, NEA Partners V, ONSET Partners, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship: Each of NEA V, NEA Partners V and ONSET Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, no par value ("Common Stock").

Item 2(e).     CUSIP Number: 0004571911.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)  [ ]  Broker or Dealer registered under Section 15 of the
                         Securities Exchange Act of 1934 (the "Act").

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

               (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                         Act.

               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940.

               (e)  [ ]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

                              Page 12 of 23 Pages

               (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g)  [ ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

               Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.        Ownership.
               ----------

               (a) Amount Beneficially Owned: NEA V is the record owner of 534,955 shares as of December 31, 1996 (the "NEA V Shares"). ONSET Partners is an indirect general partner of ONSET Enterprise Associates, L.P. ("ONSET"), and ONSET is the record owner of 1,353,455 shares as of December 31, 1996 (the "ONSET Shares"). As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As an indirect general partner of ONSET, ONSET Partners may be deemed to own beneficially the ONSET Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, NEA V, its general partner, NEA Partners V, and ONSET Partners, an indirect general partner of ONSET, may each be deemed to share the power to direct the disposition and vote of the NEA V Shares and the ONSET Shares, for a total of 1,888,410.

                    Bond is a general partner of ONSET Partners and therefore may be deemed to own beneficially the ONSET Shares, for a total of 1,353,455 shares. Bonsal is the record owner of 302 shares as of December 31, 1996. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 302 shares, Bonsal may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 302 shares, for a total of 1,888,712 shares. Dorman is the record owner of 143 shares as of December 31, 1996. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 143 shares, Dorman may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 143 shares, for a total of 1,888,553 shares. Kramlich is the record owner of 2,084 shares as of December 31, 1996. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 2,084 shares, Kramlich may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 2,084 shares, for a total of 1,890,494 shares. Marks is the record owner of 425 shares as of December 31, 1996. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 425 shares, Marks may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 425 shares, for a total of 1,888,835 shares. McConnell is the record owner of 303 shares as of December 31, 1996. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and

                              Page 13 of 23 Pages

                    ONSET, respectively, and record owner of 303 shares, McConnell may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 303 shares, for a total of 1,888,713 shares. Newhall is the record owner of 274 shares as of December 31, 1996. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 274 shares, Newhall may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 274 shares, for a total of 1,888,684 shares.

               (b)  Percent of Class: Each Reporting Person other than Bond:
                    16.0%. Bond: 11.4%. The foregoing percentages are calculated based on the 11,821,472 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Inhale Therapeutic Systems for the quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-13(d)(1).

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: 302 shares for Bonsal, 143 shares for Dorman, 2,084 shares for Kramlich, 425 shares for Marks, 303 shares for McConnell and 274 shares for Newhall. 0 shares for each other Reporting Person.

                    (ii) shared power to vote or to direct the vote: 1,888,410 shares for each Reporting Person other than Bond. 1,353,455 shares for Bond.

                    (iii) sole power to dispose or to direct the disposition of:
                          302 shares for Bonsal, 143 shares for Dorman, 2,084 shares for Kramlich, 425 shares for Marks, 303 shares for McConnell and 274 shares for Newhall. 0 shares for each other Reporting Person.

                    (iv) shared power to dispose or to direct the disposition of: 1,888,410 shares for each Reporting Person other than Bond. 1,353,455 shares for Bond.

               Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.        Ownership of Five Percent or Less of a Class.
               ---------------------------------------------

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
               ----------------------------------------------------------------

               Not applicable.

Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company.
               --------

               Not applicable.

                              Page 14 of 23 Pages

Item 8.        Identification and Classification of Members of the Group.
               ----------------------------------------------------------

               Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.        Notice of Dissolution of Group.
               -------------------------------

               Not applicable.

Item 10.       Certification.
               --------------

               Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 15 of 23 Pages

                                   SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1997


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:  NEA PARTNERS V, LIMITED PARTNERSHIP

     By:                *
          -----------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                *
     -----------------------------
     Charles W. Newhall III
     General Partner

NEA ONSET Partners, Limited Partnership

By:                *
     -----------------------------
     Charles W. Newhall III
     General Partner


                 *
----------------------------------
Cornelius C. Bond, Jr.

                              Page 16 of 23 Pages

                 *
----------------------------------
Frank A. Bonsal, Jr.


                 *
----------------------------------
C. Richard Kramlich


                 *
----------------------------------
Arthur J. Marks


                 *
----------------------------------
Thomas C. McConnell


                 *
----------------------------------
Charles W. Newhall III



                                         *By: /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 17 of 23 Pages

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Inhale Therapeutic Systems.

        EXECUTED as a sealed instrument this 10th day of February, 1997.


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:     NEA PARTNERS V, LIMITED PARTNERSHIP

        By:               *
            -------------------------------
            Charles W. Newhall III
            General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:               *
    --------------------------------
    Charles W. Newhall III
    General Partner


NEA ONSET Partners, Limited Partnership

By:               *
    --------------------------------
    Charles W. Newhall III
    General Partner


                  *
------------------------------------
Cornelius C. Bond, Jr.


                              Page 18 of 23 Pages

                  *
------------------------------------
Frank A. Bonsal, Jr.


                  *
------------------------------------
C. Richard Kramlich


                  *
------------------------------------
Arthur J. Marks


                  *
------------------------------------
Thomas C. McConnell


                  *
------------------------------------
Charles W. Newhall III


                                         *By: /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 19 of 23 Pages

                                                                       Exhibit 2
                                                                       ---------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                  /s/ Raymond L. Bank
                                                  ------------------------------
                                                  Raymond L. Bank


                                                  /s/ Thomas R. Baruch
                                                  ------------------------------
                                                  Thomas R. Baruch


                                                  /s/ Cornelius C. Bond, Jr.
                                                  ------------------------------
                                                  Cornelius C. Bond, Jr.


                                                  /s/ Frank A. Bonsal, Jr.
                                                  ------------------------------
                                                  Frank A. Bonsal, Jr.


                                                  /s/ James A. Cole
                                                  ------------------------------
                                                  James A. Cole


                              Page 20 of 23 Pages

                                                  /s/ Nancy L. Dorman
                                                  ------------------------------
                                                  Nancy L. Dorman


                                                  /s/ Neal M. Douglas
                                                  ------------------------------
                                                  Neal M. Douglas


                                                  /s/ John W. Glynn, Jr.
                                                  ------------------------------
                                                  John W. Glynn, Jr.


                                                  /s/ Curran W. Harvey
                                                  ------------------------------
                                                  Curran W. Harvey


                                                  /s/ Ronald Kase
                                                  ------------------------------
                                                  Ronald Kase


                                                  /s/ C. Richard Kramlich
                                                  ------------------------------
                                                  C. Richard Kramlich


                                                  /s/ Robert F. Kuhling
                                                  ------------------------------
                                                  Robert F. Kuhling


                                                  /s/ Arthur J. Marks
                                                  ------------------------------
                                                  Arthur J. Marks


                                                  /s/ Thomas C. McConnell
                                                  ------------------------------
                                                  Thomas C. McConnell


                                                  /s/ Donald L. Murfin
                                                  ------------------------------
                                                  Donald L. Murfin


                                                  /s/ H. Leland Murphy
                                                  ------------------------------
                                                  H. Leland Murphy


                              Page 21 of 23 Pages

                                                  /s/ John M. Nehra
                                                  ------------------------------
                                                  John M. Nehra


                                                  /s/ Charles W. Newhall III
                                                  ------------------------------
                                                  Charles W. Newhall III


                                                  /s/ Terry L. Opdendyk
                                                  ------------------------------
                                                  Terry L. Opdendyk


                                                  /s/ Barbara J. Perrier
                                                  ------------------------------
                                                  Barbara J. Perrier


                                                  /s/ C. Vincent Prothro
                                                  ------------------------------
                                                  C. Vincent Prothro


                                                  /s/ C. Woodrow Rea, Jr.
                                                  ------------------------------
                                                  C. Woodrow Rea, Jr.


                                                  /s/ Howard D. Wolfe, Jr.
                                                  ------------------------------
                                                  Howard D. Wolfe, Jr.


                                                  /s/ Nora M. Zietz
                                                  ------------------------------
                                                  Nora M. Zietz


                              Page 22 of 23 Pages

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                  /s/ Peter J. Barris
                                                  ------------------------------
                                                  Peter J. Barris


                                                  /s/ Debra E. King
                                                  ------------------------------
                                                  Debra E. King


                                                  /s/ Peter T. Morris
                                                  ------------------------------
                                                  Peter T. Morris


                                                  /s/ Hugh Y. Rienhoff, Jr.
                                                  ------------------------------
                                                  Hugh Y. Rienhoff, Jr.


                                                  /s/ Alexander Slusky
                                                  ------------------------------
                                                  Alexander Slusky


                                                  /s/ Louis B. Van Dyck
                                                  ------------------------------
                                                  Louis B. Van Dyck


                              Page 23 of 23 Pages